                                                                   EXHIBIT 10.18



                               SEVERANCE AGREEMENT

     This Severance Agreement (the "AGREEMENT") is made and entered into as of the ___ day of _____, 1999, by and between McDATA Corporation, a Delaware corporation (the "CORPORATION"), and ___________ ("EXECUTIVE").

     WHEREAS, Executive is currently serving as Vice President, _________ of the Corporation and in such position Executive is considered to be a key employee of the Corporation;

     WHEREAS, the Corporation and Executive acknowledge that in the event of a Change in Control (as defined herein) Executive may be more vulnerable to dismissal; and

     WHEREAS, the Corporation and Executive desire to set forth in writing the terms of their agreement with respect to Executive's compensation in the event of Executive's termination of employment other than for Cause or Constructive Termination (as defined in Section 3 below) following a Change in Control;

     NOW, THEREFORE, the parties hereto agree as follows:

1.   TERMINATION.

          (a) MUTUAL AGREEMENT. This Agreement may be terminated at any time by the mutual written agreement of the Corporation and Executive.

          (b) TERMINATION OTHER THAN FOR CAUSE OR CONSTRUCTIVE TERMINATION. If within twelve (12) months following a Change of Control (as defined below), Executive is terminated by the Corporation for any reason other than for Cause (as defined in Section 4 below), or is Constructively Terminated by the Corporation (as defined in Section 4 below), and in exchange for Executive signing a waiver of claims against the Corporation as of the termination date in the form attached as Exhibit A, Executive will receive the following:

               (i) The Corporation shall pay to Executive four (4) times Executive's Average Quarterly Compensation (as defined below), net of any necessary taxes or deductions, payable in a lump sum or with the Corporation's normal payroll timetable, at the Corporation's option;

               (ii) The Corporation shall pay Executive for all accrued but unused vacation days, unreimbursed expenses to the date of termination as provided herein, as well as any expenses incurred by the Executive with the Corporation's prior written approval, such as expenses incurred in returning Corporation records;

               (iii) Pursuant to the provisions of COBRA, the Corporation shall provide Executive and his or her family with all group health benefits which the Corporation provided immediately prior to such termination; provided, however, that such benefits will be terminated if Executive subsequently joins or becomes employed by another organization which provides Executive and his family with group health benefits comparable to those provided by the Corporation under this paragraph. The Corporation shall be responsible for paying all COBRA premiums for no more than twelve (12) months; and

               (iv) The vesting of all stock options held by Executive shall automatically be accelerated to the date of termination and all options may be exercised by Executive according to their terms.

          (c) TERMINATION FOR CAUSE OR BY MUTUAL AGREEMENT; VOLUNTARY RESIGNATION. The Corporation may terminate this Agreement at any time for Cause. Such termination shall be effective immediately upon written notice to Executive, except where advance notice and an opportunity to cure is required under the definition of Cause set forth in Section 4 below. If the Corporation terminates this Agreement for Cause, or if this Agreement is terminated by Executive and the Corporation by mutual agreement, or if Executive voluntarily resigns from the Corporation (other than as a result of a Constructive Termination following a Change of Control) Executive shall not be entitled to any further payments except (i) unreimbursed expenses to the date of termination and (ii) any accrued compensation, including accrued benefits.

          (d) DISABILITY OR DEATH. The Corporation may terminate this Agreement upon the death or disability of Executive. For purposes of this Agreement, Executive shall be considered disabled if he is unable to perform his duties under this Agreement as a result of injury, illness or other disability for a period of one hundred eighty (180) consecutive days, or one hundred eighty (180) days in a three hundred sixty-five (365) day period, and shall not have returned to the performance of duties within thirty (30) days after receiving written notice of termination. If the Corporation terminates this Agreement upon the death or disability of Executive the Corporation shall pay Executive or his estate a lump sum equal to all accrued compensation, including accrued benefits, and unreimbursed expenses to the date of termination as provided herein.

          (e) DATE OF TERMINATION; PAYMENT. In each of the foregoing cases, except those provisions where termination is automatic upon notice to Executive, termination is the date of actual termination, not the date notice of termination is given. All payments for unpaid monthly compensation shall be made based upon the normal payroll processing schedule and all payments for reimbursement shall be made within forty-five (45) days after the end of the month following the month in which termination occurred.

2.   NO CONFLICTS OR SOLICITATION

     Executive agrees that during the period of Executive's employment by the Corporation, Executive will not, without the Corporation's express written consent, engage in any other employment or business activity directly related to the business in which the Corporation is now involved or becomes involved during the course of Executive's employment, nor will Executive engage in any other activities which conflict with his or her obligations to the Corporation. For the period of Executive's employment by the Corporation and for one (1) year after the date of termination of Executive's employment by the Corporation, Executive will not (a) induce any employee of the Corporation to leave the employ of the Corporation or (b) solicit the business (as it relates to the business in which the Corporation is now involved or becomes involved during the course of Executive's employment) of any customer of the Corporation (other than on behalf of the Corporation and its subsidiaries).

3.   COVENANT NOT TO COMPETE

          (a) For the period of Executive's employment by the Corporation and for one (1) year following termination of Executive's employment, Executive will not directly or indirectly engage in (whether as an employee, consultant, proprietor, sales representative, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a "Restricted Business" in a "Restricted Territory" (as defined below). It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation or (ii) any stock Executive owned on or before Executive accepted employment with the Corporation, or (iii) any options or other rights to acquire shares of the Corporation's capital stock shall not constitute a violation of this provision.

          (b)  As used herein, the terms:

               (i) "Restricted Business" shall mean any business selling any products or services in competition with the business of the Corporation as of the date hereof and/or as of the date of termination of Executive's employment.

               (ii) Restricted Territory" shall mean anywhere in the United States or the world where the Corporation or any subsidiary of the Corporation conducts business.

          (c) Executive agrees and acknowledges that the time limitation on the restrictions in this Section 3, combined with the geographic scope, is reasonable. Executive also acknowledges and agrees that this Section 3 is reasonably necessary for the protection of the Corporation, that through this Agreement Executive shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Corporation's business value which was imparted to him. If any restriction set forth in this Section 3 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. Executive acknowledges and agrees that the provisions in this
Section 3 are essential and material to this Agreement, and that upon breach of this Section 3 by him, the Company is entitled to recover any payments or other consideration made pursuant to this Agreement, to withhold providing additional payments or consideration, to equitable relief to prevent continued breach, to recover damages and to seek any other remedies available to the Company.

4.   DEFINITIONS.

     As used herein, the following terms shall have the following meanings:

          (a) "AFFILIATE" shall mean any person, corporation or other entity controlling, controlled by or under common control with another person, corporation, or other entity.

          (b) "AVERAGE QUARTERLY COMPENSATION" shall mean Executive's average quarterly total compensation for the eight complete calendar quarters preceding the date of Executive's termination, computed as the sum of the following for such eight quarters, divided by eight:

               (i) Executive's base salary at the rate(s) in effect for such quarters;

               (ii) Commissions that Executive is entitled to be paid with respect to his performance of services during such period under the terms of any applicable commission plans (regardless of when paid);

               (iii) Bonuses that Executive is entitled to be paid as a result of Executive's achievement of quarterly MBOs during such period (regardless of when paid); and

               (iv) Profit-sharing bonuses that Executive is entitled to be paid with respect to any complete calendar year, and a pro rated profit sharing bonus with respect to any other quarters included in such period. The pro rated profit sharing will be based on the extent to which quarterly profit sharing goals were met. (For example, if Executive were eligible for a profit sharing bonus of 10% of base compensation for 1999, and if the Corporation achieved its quarterly profit targets for two completed calendar quarters prior to termination in July 1999, Executive would be entitled to a profit sharing bonus equal to 5% of Executive's 1999 base salary).

          Average Quarterly Compensation will not include any income or gain upon exercise of stock options, or upon sale of stock, nor will it include the value of any benefits.

          (c) "CAUSE" shall mean: (i) dishonesty which is not the result of an inadvertent or innocent mistake of Executive with respect to the Corporation or any of its subsidiaries; (ii) willful misfeasance or nonfeasance of duty by Executive that materially injures the reputation, business or business relationships of the Corporation or any of its subsidiaries or any of their respective officers, directors or executives; (iii) any conduct which would be sufficient to criminally charge executive with the commission of a crime involving moral turpitude or a crime other than a vehicle offense which could reflect in some material fashion unfavorably upon the business or business relationships of the Corporation or any of its subsidiaries or any of their respective officers, directors or Executives; (iv) willful or prolonged absence from work by Executive (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by Executive to perform his duties and responsibilities without the same being corrected upon thirty (30) days prior written notice; (v) if Executive materially violates any term of this Agreement or the Corporation's employment policies and procedures (including but not limited to the Corporation's policies with respect to sexual harassment and discrimination) and such action or failure is not remedied within thirty (30) days of written notice; or (vi) if Executive violates any Agreement, policy or procedure described in Section 4(b) a second time following a notice from the Corporation, even if the first violation was remedied.

          (d) "CONSTRUCTIVE TERMINATION" shall mean: (i) if the Corporation materially violates any term of this Agreement and such violation is not remedied within thirty (30) days after written notice of such violation by Executive, or (ii) if, after a Change of Control of the Corporation (as defined below): (A) the Corporation moves the Executive's primary work site more than 35 miles from the Corporation's current location in Broomfield, Colorado; or (B) if the Corporation materially reduces the Executive's job responsibilities or materially reduces Executive's compensation and benefits and such action is not remedied within thirty (30) days after written notice is given by Executive. In the case of (ii)(A), Executive must give written notice to the Corporation within thirty (30) days of the date the Corporation notifies Executive of the change in primary work site that Executive has elected to treat such action as a Constructive Termination. In the case of (ii)(B), if Executive gives notice that he or she considers a change of responsibilities or change in compensation to constitute a Constructive Termination, and if Corporation does not address the matter by taking such actions as may be necessary to avoid such change being deemed a Constructive Termination within thirty (30) days after Executive's notice, Executive must elect whether to treat such change as a Constructive Termination within thirty (30) days thereafter.

          (e) "CHANGE OF CONTROL" shall mean one or a series of related transactions resulting in (i) the consummation of a sale, transfer or other disposition of all or substantially all of the assets of the Corporation (determined on a consolidated basis) after the date of this Agreement to any person other than the Corporation or any of its direct or indirect subsidiaries or Affiliates, (ii) any transfer of voting power with respect to the Corporation's capital stock after the date of this Agreement (whether effected by agreement among stockholders, irrevocable proxy, voting trust, issuance or transfer of capital stock, merger, consolidation or other reorganization or means, including a reorganization under bankruptcy or insolvency laws) if, as a result of such transfer, a person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and related regulations) who are not stockholders of the Corporation as of the date of this Agreement, become beneficial owners of shares of capital stock possessing voting power sufficient to elect a majority of the Board of Directors of the Corporation. Notwithstanding anything to the contrary herein, a "Change of Control" shall not include (i) any transfer by EMC of any or all of its capital stock in the Corporation to any Affiliate of EMC, (ii) any acquisition of additional capital stock or other securities in the Corporation by EMC and/or any of its Affiliates, (iii) any sale by EMC and/or any of the Corporation's stockholders of capital stock or other securities of the Corporation or of any Affiliate of the Corporation to the public pursuant to a public offering registered under the Securities Act of 1933, as amended, or (iv) any "spin-out" or other distribution by EMC of shares of capital stock or other securities of the Corporation or of any Affiliate of the Corporation to EMC's stockholders.

          (f)  "EMC" shall mean EMC Corporation.

5.   CERTAIN REDUCTIONS IN PAYMENTS.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event that any payment, distribution or other benefit provided by the Corporation to or for the benefit of Executive (whether paid or payable or provided or to be provided pursuant to the terms of this Agreement or otherwise) (a "Payment") would (i) constitute a "parachute payment" within the meaning of
Section 280G of the Code and (ii) but for this Section 5, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, in accordance with this Section 5, such Payments shall be reduced to the maximum amount that would result in no portion of the Payments being subject to the Excise Tax, but only if and to the extent that such a reduction would result in Executive's receipt of Payments that are greater than the net amount Executive would receive (after application of the Excise Tax) if no reduction is made. The amount of required reduction, if any, shall be the smallest amount so that the Executive's net proceeds with respect to the Payments (after taking into account payment of any Excise Tax and all federal, state and local income, employment or other taxes) shall be maximized. If, notwithstanding any reduction described in this Section 5 (or in the absence of any such reduction), the IRS determines that a Payment is subject to the Excise Tax (or subject to a different amount of the Excise Tax than determined by the Corporation or the Executive), then
Section 5(c) shall apply. If the Excise Tax is not eliminated pursuant to this
Section 5, Executive shall pay the Excise Tax.

          (b) All determinations required to be made under this Section 5 shall be made by the Corporation's independent auditors. Such auditors shall provide detailed supporting calculations both to the Corporation and Executive. Any such reasonable determination by the Corporation's independent auditors shall be binding upon the Corporation and Executive. The Executive shall determine which and how much of the Payments, including without limitation any option acceleration benefits provide under this Agreement or any option ("Option Benefits"), as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 5, provided that, if Executive does not make such determination within ten business days of the receipt of the calculations made by the Corporation's independent auditors, the Corporation shall elect which and how much of the Option Benefits or other Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 5, and then the Corporation shall notify Executive promptly of such election. Within five business days thereafter, the Corporation shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

          (c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Corporation's independent auditors hereunder, it is possible that Option Benefits or other Payments, as the case may be, will have been made by the Corporation which should not have been made ("Overpayment") or that additional Option Benefits or other Payments, as the case may be, which will not have been made by the Corporation could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Corporation's independent auditors, based upon the assertion of a deficiency by the IRS against Executive or the Corporation which the Corporation's independent auditors believe has a high probability of success, determine that an Overpayment has been made, any such Overpayment paid or distributed by the Corporation to or for the benefit of Executive shall be treated for all purposes as a loan ab initio to Executive which Executive shall repay to the Corporation within 30 days of receipt by Executive of written notice from the Corporation setting forth the amount of the Overpayment, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Executive to the Corporation if and to the extent such deemed loan and payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Corporation's independent auditors, based upon controlling precedent or other substantial authority, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

6.   MISCELLANEOUS.

          (a) ASSIGNMENT. This Agreement may not be assigned by any party hereto; provided, however, that the Corporation may assign this Agreement in connection with a Change of Control of the Corporation so long as the assignee assumes all of the Corporation's obligations thereunder.

          (b) NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex) or the third day after mailing by first class mail to the recipient at the address indicated below:

     To the Corporation:

               McDATA Corporation
               310 Interlocken Boulevard
               Broomfield, CO  80021

               Attention: CFO
               Phone: (303) 460-4343
               Fax: (303) 465-4996

     To Executive:


or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

          (c) WAIVER. A waiver by the Corporation or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

          (d) GOVERNING LAW. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Colorado (without giving effect to conflict of laws principles).

          (e) SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          (f) ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the parties.

          (g) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (h) EMPLOYMENT STATUS. This Agreement does not constitute a contract of employment or impose on the Executive or the Corporation any obligation to retain the Executive as an employee, to change the status of the Executive's employment or to change the Corporation's policies regarding termination of employment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

   MCDATA CORPORATION                      EXECUTIVE



   By:
      ----------------------------         --------------------------------

                                    EXHIBIT A
                         EMPLOYEE AGREEMENT AND RELEASE


     I understand and agree completely to the terms set forth in the foregoing agreement.

     I hereby confirm my obligations under the Corporation's proprietary information and inventions agreement.

     In granting the release herein, I acknowledge that I understand that I am waiving the benefit of any provision of law in any jurisdiction to the effect that a general release does not extend to claims which the person executing the release does not know or suspect to exist in his favor at the time of executing the release, which if known by such person must have materially affected his or her settlement with the debtor. I hereby expressly waive and relinquish all rights and benefits under any such law or legal principle effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.

     Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Corporation, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Corporation), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Corporation or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Corporation, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; wrongful discharge; harassment; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Corporation from its obligation to indemnify me pursuant to any indemnification agreement or bylaw.

     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Agreement; (B) I have the right to consult with an attorney prior to executing this Agreement; (C) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (D) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (E) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Corporation has also executed this Agreement by that date (the "Effective Date").

MCDATA CORPORATION

By:
   --------------------------------         ------------------------------------
Title:                                      Date:
      -----------------------------              -------------------------------